Exhibit 10.31

Certain identified information has been omitted from this exhibit because it is not material and of the type that the registrant treats as private or confidential. [***] indicates that information has been omitted.

Contribution and License Agreement for Pharmaceutical FOU

This Contribution and License Agreement (“Agreement’) effective on the Closing Date (defined below) by The Invention Science Fund I, L.L.C. (“ISF1”), a Delaware limited liability company, and Pear Therapeutics, Inc. (“Licensee”), a Delaware corporation.

WHEREAS, ISF1 owns certain intellectual property and proprietary rights directed to combination medicine and virtual experience technology (“IPR”).

WHEREAS, ISF1 and Licensee are parties to that certain Contribution and License Agreement dated December 31, 2013 (the “Original Agreement”), pursuant to which ISF1 granted Licensee certain licenses to further develop the IPR for use with central nervous system indications with the goal of developing and commercializing drug and software combinations and services to address certain effects associated with central nervous system disorders.

WHEREAS, in order to facilitate an equity or debt financing of Licensee, ISF1 and Licensee now desire to terminate the Original Agreement upon closing of such financing and enter into new agreements under (i) the terms and conditions set forth under this Agreement, and (ii) the terms and conditions set forth under that certain Non-Exclusive Patent License Agreement entered into on the Agreement Date by and between ISF1 and Licensee (“Parallel Non-Exclusive License”).

NOW THEREFORE, in consideration of the foregoing and in further consideration of the covenants and promises set forth herein, the sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.	Definitions

For purposes of this Agreement, in addition to the capitalized terms defined elsewhere in this Agreement, the following terms shall have the meanings ascribed to them below:

“Abandoned Patent Rights” has the meaning set forth in Section 7.2.

“Affiliates” means with respect to any party, any entity that is Controlled by, under common Control with, or Controls such party. The term “Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ownership of voting security, contract, or otherwise.

“Agreement Date” means the date entered below on which ISF1 signed this Agreement.

“Authorized Sublicensee” is defined in Section 2.2

“Claims” means claims, suits, and legal actions by any third party.

“Closing Date” has the meaning set forth in Section 8.l(a).

“Combination Product” means any Licensed Product for which Licensee, Sublicensee, any of their respective Affiliates or agents directly or indirectly uses, sells, licenses, distributes, or otherwise disposes of the Drug portion of the Licensed Product.

“Confidential Information” means any trade secret or other information of the disclosing party that is not generally available to the public, whether of a technical, business or other nature (including, without limitation, information relating to disclosing party’s technology, software, products, services, designs, methodologies, business plans, finances, marketing plans, customers, prospects or other affairs), that is disclosed to the other party during the term and that the receiving party knows or has reason to know is confidential, proprietary or trade secret information of the disclosing party. Confidential Information also includes any Information that has been made available to the disclosing party by third parties that the disclosing party is obligated to keep confidential. Confidential Information does not include any information that: (a) is or was acquired by the receiving party from a third party and is not subject to an imexpired obligation to such third party restricting the receiving party’s use or disclosure thereof; (b) is independently developed by the receiving party without reliance upon or use of any of the Confidential Information or Confidential Materials; or (c) is or has become generally publicly available through no fault or action of the receiving party.

“Confidential Materials” means any document, diskette, tape, writing, or other tangible item or storage medium of any description that contains any Confidential Information, whether in printed, handwritten, coded, magnetic, or other form and whether delivered by the party disclosing the Confidential Information or made by the party that received the Confidential Information.

“Consideration Fee” means with regard to each Combination Product directly or indirectly used, sold, licensed, distributed or otherwise disposed of by Licensee, a Sublicensee or any of their respective Affiliates or agents, the royalty or fee set forth in Section 4.1b (i) or (ii), as applicable.

“Covenant” has the meaning set forth in Section 2.7.

“Debt Financing” shall mean issuance by Licensee of non-secured convertible debt securities to one or more accredited investors in the aggregate amount of at least three million dollars ($3,000,000).

“Drug” shall mean any therapeutic or prophylactic compound, composition or formulation comprising one or more bioactive ingredients that is (or has been) subject to regulation as a “Drug” as defined in and under Section 321 of Title 21 of the United States Code (or its successor regulation), or as a “Biological Product” as defined in and under Section 262 of Title 42 of the United States Code (or its successor regulation); in each case, as amended or enacted during the Term.

“Effective Date” means December 31, 2013.

“Encumbrances” means the pre-existing licenses, options to license, covenants, or other rights that have been granted under the Licensed Patents prior to the Effective Date, or Agreement Date, as applicable. The Encumbrances are listed on Exhibit C.

“Exclusive Licensee” means any entity that has been granted an exclusive license by ISF1 or an ISF1 Affiliate on behalf ofISF1 (subject to pre-existing encumbrances) to any of the Licensed Patents in a field of use other than the FOU.

“Failure to Operate” has the meaning set forth in Section 8.8.

“Field of Use” or “FOU” means the combination of a Drug for treating an indication and software for treating such indication or other indications that are documented side effects of such Drug.

“First Priced Round” means an equity financing (or multiple equity financings completed in a 12-month period) pursuant to which Licensee issues and sells shares of a series of preferred stock of the company resulting in aggregate gross proceeds of not less than three million U.S. dollars ($3,000,000) excluding the aggregate amount of any convertible promissory notes that are converted into shares of the new preferred stock.

“Indemnitees” means a party and its Affiliates and their respective directors, officers, managers, employees and agents, and the successors, permitted assigns, and heirs of the foregoing.

“ISF” means ISF1 and/or The Invention Science Fund II, LLC, a Delaware limited liability company.

“ISF Excluded Patent Rights” means those Patent Rights:

(1) that are ISF Invention Session Patents;

(2) that relate to:

(A) technology for detecting, mitigating or preventing bodily injury from physical impact;

(B) resonantly coupled near-field structures;

(C) wireless medical monitoring devices for bandages;

(D) hand hygiene compliance monitoring systems;

(E) field emission heat engine;

(F) metamaterials;

(G) compressive sensing and/or computational imaging technologies for use with security or industrial imaging; or

(H) thermal solar energy; or

(3) that are listed on Exhibit E and all Patent Rights that claim priority directly or indirectly from those listed on Exhibit E or are directed solely to subject matter disclosed in the foregoing Patent Rights and do not contain new matter.

“ISF Invention Session Patents” means those Patent Rights that derive from an ISF invention session where (i) substantial costs of such invention session and/or the resulting prosecution expenses for such Patent Rights have been or will be paid by a third party; (ii) a third party has an option to take an exclusive license to or assignment of such Patent Rights, or (iii) a third party is entitled to compensation as a result of granting rights in the Patent Rights to any other party, but in no event shall include the Licensed Patents.

“ISF Covered Patent(s)” means all Patent Rights of ISF or its Affiliates except the ISF Excluded Patent Rights, but only to the extent both:

(a) funds invested in ISF were used or will be used by ISF or an ISF Subsidiary to acquire ownership of or rights to grant the Covenant under such Patent Rights; and

(b) ISF or an ISF Subsidiary has the ability to grant the Covenant under such Patent Rights specifically to Licensee without (i) breaching a prohibition on granting any licenses or other rights contained in an agreement with a third party, which prohibition on the grant of such license or other rights existed on the Closing Date, (ii) having to acquire any additional licensing or patent rights from any third party, or (iii) paying any additional consideration to any third party for the Covenant to Licensee. For clarity, the prohibition on granting the rights set forth in subpart (i) hereof includes all pre-existing exclusive license agreements and option agreements for exclusive licenses, each as in effect on the Closing Date.

“ISF Subsidiary” means any corporation, limited liability company, or other legal entity that now or hereafter (i) is Controlled by ISF and (ii) to the extent such entity owns, holds, or generates new inventions, such entity does so primarily for the benefit of ISP. An ISF Subsidiary will be deemed an ISF Subsidiary only for so long as such Control exists.

“License” means the license granted in Section 2.1.

“Licensed Patents” means those patents and patent applications listed on Exhibit B and any Patent Rights that claim priority directly or indirectly from the listed patents and patent applications or are directed solely to subject matter disclosed in such patents and patent applications and do not contain new matter.

“Licensed Products” means any product, process, or services made, used, sold, offered for sale, imported, distributed, or otherwise disposed of by Licensee, its Affiliate or a Sublicensee, which would, in the absence of a license (or sublicense, as applicable) under the Licensed Patents, infringe at least one Valid Claim of the Licensed Patents.

“Net Revenue” means the total of the gross amounts invoiced by Licensee and/or its Affiliates for the use, sale, lease, distribution or other disposition of Licensed Products or Revenue Products by Licensee or its Affiliates, or any combination thereof, less

[***]

For purposes of calculating Net Revenues, the following shall not be treated as sales by Licensee: (i) transfers of Licensed Products or Revenue Product by Licensee to an Affiliate, provided that any resale of any such Licensed Product or Revenue Product by such Affiliate will be treated as a sale for purposes of calculating Net Revenue; and (ii) amounts paid for a Drug even if sold in combination with a Licensed Product or Revenue Product.

“Patent Rights” means patents, patent applications and patent rights, including provisionals, substitutes, renewals, continuations, divisionals, foreign counterparts of any of the foregoing, reissues, oppositions (i.e., patents in opposition), continued examinations, reexaminations and extensions.

“Purchaser” means any assignee of this Agreement authorized pursuant to Section l0(a), provided that such assignee prior to the assignment marketed, distributed, imported, exported or sold Drugs and owned or controlled the operation of a website or web portal for the purpose of marketing, distributing, importing, exporting or selling such Drugs.

“Revenue Product” means any product, process, or service that (i) either (a) is generated by or through consumer use of a Licensed Product, or (b) is designed, marketed or distributed for use by a consumer with a Licensed Product, and (ii) is not itself a Licensed Product.

For clarity, the following are examples of categories of products, processes or services that are intended to be within the scope of subclause (i) of Revenue Products:

a.	“Data Product”, meaning any product, process or services comprising data that JS generated by or through consumer use of a Licensed Product.

b.

“Monitoring Product”, meaning any product, process or services comprising software for monitoring use of a Licensed Product including monitoring a consumer’s compliance with treatment involving a Drug.

c.

“Subscription Product”, meaning software subscriptions for consumer use of virtual reality/ artificial sensory software promoted by Licensee, Sublicensee or their respective Affiliates for use as a component of a Licensed Product in combination with a Drug in the FOU.

d.

“Portal Product”, meaning hosted software services through websites or web portals that enable consumer use of virtual reality/ artificial sensory software promoted by Licensee, Sublicensee or their respective Affiliates for use as a component of a Licensed Product in combination with a Drug in the FOU.

“Drug Product”, meaning any Drug that is sold or distributed by Licensee, any Sublicensee or their Affiliates in connection with a Portal Product. For clarity, an Independent Drug marketed, distributed or sold by Licensee or its Affiliates in connection with a Portal Product is a Drug Product under this definition but an Independent Drug sold by a Sublicensee, Purchaser, or their respective Affiliates in connection with a Portal Product such Sublicensee, Purchaser or Affiliate owns or controls is not a Drug Product

For clarity, the following are examples of categories of products, processes or services that are not intended to be within the scope of subclause (i) of Revenue Products:

a.	“Independent Drugs”, meaning Drugs developed solely for use independent of virtual reality /artificial sensory software and not as a component of a Licensed Product; and

b.	“Independent Software”, meaning software or services solely marketed for use without Drugs.

“Related Portfolios” means those Patent Rights listed on Exhibit F and any Patent Rights that claim priority directly or indirectly from any of the listed Patent Rights.

“Royalties” means individually or collectively Revenue Royalties, Consideration Fees and Minimum Royalties.

“Sublicense” means a sublicense agreement in compliance with Section 2.2

“Sublicensee” means a third party that enters into a Sublicense with Licensee pursuant to Section 2.2.

“Sublicense Fee” means a royalty of [***] of Sublicensee Net Revenue.

“Sublicensee Net Revenue” means the total of the gross amounts invoiced by all Sublicensees and each Affiliate of such Sublicensees for the use, sale, lease, distribution or other disposition of Licensed Products or Revenue Products by Sublicensees or their Affiliates or any combination thereof, less

[***]

For purposes of calculating Sublicensee Net Revenues, the following shall not be treated as sales by a Sublicensee: (i) transfers of Licensed Products or Revenue Products by a Sublicensee to an Affiliate of such Sublicensee, provided that any resale of any such Licensed Product or Revenue Product by such Affiliate will be treated as a sale for purposes of calculating Sublicensee Net Revenue; and (ii) amounts paid for a Drug even if sold in combination with a Licensed Product or a Revenue Product.

Authorized Sublicensees shall be treated as Sublicensees for purposes of determining Sublicensee Net Revenue under this definition.

“Term” shall have the meaning as set forth in Section 8.1(b) hereof.

“Total Consideration” means, with regard to a Combination Product, the total of the gross amounts invoiced for the use, sale, lease, distribution or other disposition of such Combination Product by Licensee, Sublicensee, any of their Affiliates or agents or any combination thereof, less [***]

[***]

For purposes of calculating Total Consideration, transfers by Licensee or a Sublicensee of Combination Products to an Affiliate of Licensee or such Sublicensee (as applicable) shall not be treated as sales by Licensee or such Sublicensee, provided that the resale of any such Combination Product by such Affiliate will be treated as a sale for purposes of calculating Total Revenue.

Authorized Sublicensees shall be treated as Sublicensees for purposes of determining Total Consideration under this definition.

“Valid Claim” means a valid and enforceable claim of an issued, m1expired and subsisting Patent Right that (i) has not been rejected, revoked or held to be invalid or unenforceable by a court or other authority of competent jurisdiction, from which no appeal can be taken within permissive statutory periods for such appeal, (ii) has not been finally abandoned, disclaimed or admitted to be invalid or unenforceable through reissue or disclaimer, or (iii) has not lapsed for failure to pay required maintenance fees or annuities without a right of revival. For clarity, a claim is deemed valid and enforceable unless and until subparts (i), (ii) or (iii) are satISF1ed.

2.	Licensing

2.1 License. Subject to compliance with the terms and conditions of this Agreement including, without limitation Section 4, ISF1 hereby grants Licensee commencing on the Closing Date an exclusive worldwide, sublicensable (to the extent permitted under Section 2.2), perpetual license, subject to all Encumbrances under the Licensed Patents to research, develop, make, have made, use, sell, offer to sell, import, export, or distribute Licensed Products solely within or for use within the FOU. The License shall be exclusive in the FOU (even as to ISF1, subject to the pre-existing internal research license to ISF1 and its Affiliates).

2.2 Sublicensing. The License is sublicensable by Licensee (or by Authorized Sublicensees, as provided below) or their respective Affiliates subject to compliance with Section 4 and under a sublicense agreement that (i) is as protective of ISF1 as this Agreement, (ii) does not obligate ISF1 to any further obligation not expressly contained in this Agreement, and (iii) is expressly limited to the FOU. For clarity, all such sublicense agreements must permit Licensee to audit the books and records of any Sublicensee under terms substantially similar to Section 4.6, and Licensee agrees that Licensee will perform any such audit upon request by ISF1 or an ISF1 Affiliate. “Authorized Sublicensee” shall mean (a) a direct Sublicensee of Licensee or its Affiliate, or (b) any further sublicensee approved by ISF1 in advance; provided, however, that ISF1 shall not unreasonably withhold such approval.

2.3. Restrictions. Licensee agrees that, except pursuant to that certain Parallel Non- Exclusive License, neither Licensee nor any of its Affiliates will make, use, sell, offer for sale, import, distribute, sublicense or otherwise dispose of any Licensed Product outside of the FOU, and that each of them will obtain the written agreement of its Sublicensees (and to the extent further sublicenses are permitted under Section 2.2, each Sublicensee will obtain the same written agreement with its Authorized Sublicensees) not to make, use, sell, offer for sale, import, distribute, sublicense or otherwise dispose of any Licensed Product outside of the FOU. The Parties agree that any failure to comply with this Section 2.3 will be a material breach of the Agreement by Licensee.

2.4 [Reserved].

2.5 No Implied Licenses. Only the rights granted pursuant to the express terms of this Agreement will be of any legal force or effect. No other rights shall be created by implication, estoppel or otherwise.

2.6 Have Made Rights. The “have made” rights granted in Section 2.1 mean and are limited to the right of Licensee, Sublicensee or their Affiliates to have a third party make Licensed Products solely for Licensee, Sublicensee or their Affiliates, respectively, provided that:

(a)

Licensee, Sublicensee, their Affiliates or respective agents or contractors for the purpose of this Section 2.6 own and supply the designs, specifications, or working drawings for such Licensed Product to such third party;

such designs, specifications or working drawings are in sufficient detail such

(b)	that no substantial additional design by such third party is required;

(c)	such third party is not authorized to and will not sell such Licensed Product to other third parties; and

(d)

each such Licensed Product that is made for and sold by Licensee, Sublicensee, their Affiliates or agents is primarily branded with trademarks, trade names or commercial indicia of Licensee, Sublicensee, or their Affiliates.

2.7 Covenant Not to Sue. Commencing upon the Closing Date, and subject to Licensee’s compliance with the terms and conditions of this Agreement including the payments required under Section 4.9 and provided that Licensee has not elected to terminate this Section 2.7 under Section 8, ISF1 hereby covenants, on behalf of itself and its Affiliates, that none of them will sue, or assert any claim against, or cause any third party to sue, or assert any claim against, Licensee or any of its Affiliates, for infringement of any ISF Covered Patent, solely with respect to the research, development, manufacture, use, sale, offer for sale, import, export and distribution of Licensed Products or Revenue Products in the FOU by or on behalf of Licensee and its Affiliates (the “Covenant”). For clarity, the Covenant is intended solely to give Licensee and its Affiliates freedom to exercise the License, and it is not intended, and shall not be construed, to expand the rights granted pursuant to the License. At Licensee’s request, ISF1 will grant, on behalf of itself and its Affiliates, an additional Covenant under the ISF Covered Patents (“Sublicensee Covenant”) to any Sublicensee of Licensee or Licensee’s Affiliate, or to any such Sublicensee’s Affiliate, or to any other Authorized Sublicensee, or to any such Authorized Sublicensee’s Affiliate, under the same terms and conditions as the Covenant granted to Licensee and its Affiliates under this Agreement. Such Sublicensee Covenant will be contingent upon the Sublicensee or Authorized Sublicensee paying the Covenant Fees set forth in Section 4.9 commencing on the date the Sublicensee Covenant is granted to the Sublicensee, Authorized Sublicensee or their Affiliate. For clarity, Covenant Fees must be paid by Licensee or its Affiliate for the Covenant and additionally by the Sublicensee, Authorized Sublicense or their Affiliates, for each Sublicensee Covenant, if any, granted by ISF1.

3.	Licensee Stock

3.1 Issuance. Pursuant to the Original Agreement Licensee issued to ISF1 shares of Common Stock equal to [***] of the equity of Licensee on a fully diluted basis (including any options granted but not exercised) as calculated on the Effective Date. Simultaneously with the closing of the First Priced Round, the Licensee will issue ISF1, without further consideration, such number of additional shares of Common Stock as shall be necessary to ensure that the aggregate number of shares of Common Stock issued to ISF1 pursuant to this Section 3 represents the greater of(a) [***] of the shares issued and outstanding on a fully-diluted basis immediately prior to the closing of the First Priced Round and (b) a number of shares of Common Stock having a notional value of [***] calculated by dividing [***] by the per share price of the securities sold in the First Priced Round.

3.2 Delivery of Financial Statements. So long as ISF1 holds any shares of stock of Licensee, Licensee will deliver to ISF1:

(a) audited financial statements within one hundred twenty (120) days after the end of each fiscal year;

(b) unaudited quarterly financial statements within sixty (60) days after the end of each of the first three (3) quarters of each fiscal year, all prepared in accordance with GAAP; and

(c) such other information relating to the financial condition, business, prospects, or corporate affairs of Licensee as ISF1 may from time to time reasonably request.

4.	Royalties and Payments

4.la Revenue Royalty On Sales Without Drugs. In the event that Licensee, Sublicensee, or one or more of their Affiliates, as applicable, does not pay, reimburse, rebate, or provide other consideration for, the cost of a Drug to another party for the direct or indirect use, sale, license, distribution or other disposition of a Drug as part of a Combination Product, Licensee will pay

(i) a royalty of [***] of Net Revenue and (ii) the Sublicense Fees, in United States Dollars (individually or collectively “Revenue Royalties”). Revenue Royalties under (i) and (ii) are due in the year they are accrued and payable along with the royalty report pursuant to Section 4.5 irrespective of whether Minimum Royalties are payable for the same period. For clarity, if Minimum Royalties are due in the same period as Revenue Royalties, the Royalty due in such period will equal (a) the Minimum Royalty if the aggregate of the Revenue Royalty and each Consideration Fee is less than the Minimum Royalty or (b) the aggregate of the Revenue Royalty and each Consideration Fee if such aggregate amount is greater than the Minimum Royalty.

4.1b Revenue Consideration For Sales Of Combination Products. In the event that Licensee, Sublicensee, or one or more of their Affiliates, is obligated to purchase, reimburse, or rebate the cost of Drugs in connection with the direct or indirect use, sale, license, distribution, or other disposition of a Combination Product, Licensee will select one of the following two options:

(i). Option I:

For such Combination Product, Licensee agrees to pay a royalty of [***] of the Total Consideration.

(ii). Option 2:

Licensee agrees to pay an annual fee in accordance with the following Consideration Fee Schedule (Table I) for each such Combination Product directly or indirectly sold, licensed, distributed or otherwise disposed of by Licensee, a Sublicensee, or their respective Affiliates or agents.

Table I. Consideration Fee Schedule

Total Consideration (in millions of US$)	Annual Fee (in US$)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

All Consideration Fees under (i) and (ii) above are due in the year they are accrued and payable along with the royalty report pursuant to Section 4.5 irrespective of whether Minimum Royalties s are payable for the same period. For clarity, if Minimum Royalties are due in the same period as any Consideration Fee, the Royalty due in such period will equal (a) the Minimum Royalty if the aggregate of the Revenue Royalty and each Consideration Fee is less than the Minimum Royalty or (b) the aggregate of the Revenue Royalty and each Consideration Fee if such aggregate amount is greater than the Minimum Royalty.

4.lc Minimum Royalties. Beginning on the next quarterly period following the earlier of (i) the two-year anniversary of the introduction of the second Licensed Product, or (ii) four (4) years from the Effective Date, Licensee will pay ISF1 a minimum annual royalty (“Minimum Royalty”) for the preceding four quarters as follows:

Year 1 – [***]

Year 2 – [***]

Year 3 – [***]

Year 4 – [***]

Year 5 and thereafter – [***]

Minimum Royalties for the preceding year are due in the period they are accrued and payable along with the royalty report pursuant to Section 4.5. Minimum Royalties, excluding any amounts paid and attributable to Revenue Royalties or Consideration Fees, paid will be creditable against future Revenue Royalties and Consideration Fees accrued to the extent that the aggregate Revenue Royalties and Consideration Fees paid pursuant to this Agreement exceeds the Minimum Royalties paid under the Agreement. For clarity, the

Minimum Royalty to be credited when Revenue Royalties are paid under Section 4.la or when Consideration Fees are paid under Section 4.1b shall be the difference between the Minimum Royalty and the aggregate Revenue Royalty and Consideration Fees accrued in the applicable period.

4. ld No Double Payments.’ For clarity, Sections 4.la and 4.lb are mutually exclusive- i.e., no sale of a Licensed Product that is subject to a Revenue Royalty payment obligation under Section 4.la shall be subject to any Consideration Fee payment obligation under Section 4.1b, and vice versa.

4.2 Timing. Payments of Royalties must be made together with each royalty report submitted by Licensee to ISF1 in accordance with Section 4.5. Licensee will not be entitled to any refund of Royalties, in whole or in part, paid and shall be obligated to pay all Royalties accrued under this Agreement.

4.3 Payment Mechanism. All payments hereunder will be made in United States dollars and by wire transfer to the following account or to such other account as ISF1 or an ISF1 Affiliate otherwise directs from time to time in a written notice to Licensee:

Account name: The Invention Science Fund I, L.L.C.

Account number: [***]

Bank: Silicon Valley Bank

Bank Address: 3003 Tasman Drive - Santa Clara, CA

95054 ABA/SWIFT: [***]

4.4 Taxes. All payments under this Agreement will be made without any deduction or withholding for taxes or other charges, offset, setoff or other charge. Notwithstanding the above, each party shall be responsible for its own income taxes and any gross receipts, sales, use, excise, import, export, value-added or other taxes that maybe imposed on such party as a result of the transactions contemplated by the Agreement.

4.5 Reports. Licensee will report the Net Revenue, Sublicensee Net Revenue and Total Consideration on a quarterly basis for the calendar quarters, January I through March 31, April 1 through June 30, July 1 through September 30, and October 1 through December 31. As of the 1st of June, September, December and March, Licensee shall provide to ISF1 a report for the preceding calendar quarter reasonably detailing all:

(a) Net Revenue including the number of Licensed Products or Revenue Products used, sold, distributed, licensed, leased or otherwise disposed of by Licensee and each of its Affiliates, and each of the specific costs and deductions listed in (i) and (ii) of the definition of Net Revenue;

(b) Sublicensee Net Revenue including the number of Licensed Products or Revenue Products used, sold, distributed, licensed, leased or otherwise disposed of by each Sublicensee, Authorized Sublicensee and each of their respective Affiliates, and each of the specific costs and deductions listed in (i) and (ii) of the definition of Sublicensee Net Revenue;

(c) Total Consideration for each Combination Product including the number of each Combination Product used, sold, distributed, licensed, leased or otherwise disposed of, and each of the costs and deductions listed in (i), (ii), (iii) and (iv) of the definition of Total Consideration for each Combination Product;

(d) royalty calculations for the preceding calendar quarter;

(e) as applicable, in the event that Licensee, Sublicensee or any of their respective Affiliates (i) has revenue from a product, process or service within the FOU that is not a Licensed Product or Revenue Product (“Excluded Product’), then Licensee will identify such Excluded Product in such report; and

(f) Any other information ISF1 or its Affiliates may reasonably request to validate the Royalties paid or payable under this Agreement including additional information pertaining to Excluded Products, if any, reported pursuant to Section 4.5(e).

Licensee will send each report to ISP1 as set forth in Section 11.10 and email a copy to accountsreceivable@intven.com, or as otherwise instructed by ISF1 in writing. Licensee will keep accurate books of account containing all particulars that may reasonably be deemed necessary for the purpose of showing the amounts payable to ISF I hereunder. All reports under this Section 4.5 are subject to the audit provisions of Section 4.8, and the dispute resolution provisions of Section 11.5.

4.6 Late Payments. Licensee will pay a late charge on any overdue amounts calculated as interest equal to the lesser of (i) prime rate as published in The Wall Street Journal on the date full payment of the amounts owed to ISF1 was made plus two (2) percent or (ii) the highest interest rate allowed by law.

4.7 Royalty Reduction. The Revenue Royalty will be reduced to [***] of Net Revenue, if the aggregate combined royalties for the Licensed Products or Revenue Products paid by Licensee to all licensors of Licensee including [***] royalty paid pursuant to Section 4.la(i) to ISF1 is greater than [***] of the Net Revenue. Such reduction shall be applied as a credit against subsequent payments of royalties under Section 4.1a(i) with regard to Net Revenue. The royalty payable under Section 4.lb(i) will be reduced to [***] of Total Consideration if the aggregate combined royalties for the Combination Product (exclusive of royalties paid in respect of the Drug portion of the Combination Product) paid by Licensee to all licensors of Licensee, including the [***] royalty paid pursuant to Section 4.lb(i) to ISF1, is greater than [***] of the Total Consideration. Such reduction shall be applied as a credit against subsequent payments of royalties under Section 4.1b(i). Licensee will document all royalty payments made by Licensee to third parties in connection with the Licensed Products, Revenue Products and Combination Products in any Licensee report under Section 4.5 in which Licensee applies the reduction as a credit under this Section 4.7. Licensee will deliver the relevant license agreements to ISF1 along with any such report subject to any reasonable non-disclosure agreement and redactions as may be reasonably required by a licensor.

4.8 Audit Rights.

(a) ISF1 or its Affiliates shall have the right to have a reputable independent certified public accountant, auditor, or other expert proposed by ISF1 or its Affiliate and acceptable to Licensee, such acceptance may not be unreasonably withheld or delayed, inspect and audit Licensee’s books and records to verify Licensee’s compliance with the terms and conditions of this Agreement. ISF1 or its

(b) Affiliates shall provide Licensee not less than thirty (30) days prior notice of an inspection request and such inspection shall talce place during Licensee’s normal business hours and not occur more frequently than once in any twelve (12) month period. Licensee may make its books and records available for inspection by such accountant, auditor, or other expert subject to a reasonable non-disclosure agreement that prohibits disclosure other than disclosures concerning any non-compliances of Licensee.

(c) If the audit reveals any underpayment of the Royalties, then Licensee shall promptly pay the balance due to ISF1 plus interest equal to the lesser of (i) prime rate as published in The Wall Street Journal on the date full payment of the amounts owed to ISF1 was made plus two (2) percent or (ii) the highest interest rate allowed by law. If the underpayment exceeds ten percent (10%) of the amounts that would otherwise have been due during any twelve (12) month consecutive period that is audited, then Licensee shall also reimburse ISF1 or its Affiliate for any reasonable, out-of-pocket expenses incurred for conducting the audit. Any underpayment and interest, if any, owed to ISF1 shall be paid within thirty (30) business days following delivery of the auditor’s report and any failure to provide such payment shall be deemed a material breach of this Agreement.

4.9 Fee for Covenant. Beginning with the Licensee’s quarterly report due on December 1, 2017, Licensee shall pay ISF1 [***] as set forth in Table 2 below in consideration of the Covenant granted to Licensee pursuant to Section 2.7 (“Covenant Fee”):

Table 2. Covenant Fee Schedule

Quarterly Reporting Date	Covenant Fee (in thousands of US$)
December 1, 2017	[***]
December 1, 2018	[***]
December 1, 2019	[***]
December 1, 2020	[***]
December 1, 2021	[***]
December 1, 2022	[***]
December 1, 2023	[***]
December 1, 2024	[***]
December 1, 2025	[***]
December 1, 2026	[***]
December 1, 2027	[***]
December 1, 2028	[***]
December 1, 2029	[***]
December 1, 2030	[***]

4.10 Acknowledgements. Each Party acknowledges and agrees that this Agreement has been entered into, among other reasons, in order to avoid the potential for future patent disputes concerning infringement of the Licensed Patents and the ISF Covered Patents with respect to certain products, processes, services or other activities of Licensee, any Sublicensee, any Authorized Sublicensee, and their respective Affiliates. In order to procure discounted royalty rates and other fees from ISF1, the Licensee freely and willfully agrees that the Royalties and Covenant Fees for the licenses and other rights granted under this Agreement will be paid, without regard for the scope of claim coverage of particular Licensed Patents or ISF Covered Patents, or of particular claims of a Licensed Patent or ISF Covered Patent, or their validity or enforceability, on the basis set forth in this Agreement.

5.	Confidentiality

5.1 Terms of the Agreement. Neither party shall disclose the terms of this Agreement to any third party without the prior written consent of the non-disclosing party, except:

(a) to attorneys, auditors, banks, current or prospective financing sources or partners of or other advisors of such party or its Affiliates, provided appropriate and reasonable confidentiality arrangements are established with such parties;

(b) to such party’s actual or potential investors in or providers of debt financing to such party, or any Sublicensee, or Affiliates of either party, or any actual or potential investors in such

Sublicensee or such Affiliates, provided appropriate and reasonable confidentiality arrangements are established with such Sublicensee, such Affiliates, or such investors;

(c) as may be necessary in the opinion of legal counsel to comply with the requirements of judicial process, any law, government order, or regulation, provided that, to the extent permitted by applicable law, the non-disclosing party is given reasonable advance notice of the same (e.g., so as to afford the non-disclosing party a reasonable opportunity to appear, object and obtain a protective order or other appropriate relief regarding such disclosure); or

(d) pursuant to prior written agreement between the parties.

Notwithstanding the foregoing, any party may disclose (i) the existence (but not the terms) of the Agreement to any third party; and (ii) the scope of the rights granted in the licenses or the Covenant (but not any other terms) to any party under a written agreement with such party requiring such party to maintain the disclosed information confidential.

5.2 Confidential Treatment.

(a) Any Confidential Information and Confidential Materials exchanged by the parties are made available to the receiving party solely for the purpose of conducting the on-going business relationship between the parties and in the case of Confidential Information and Confidential Materials that are subject to any licenses or other rights granted under this Agreement, for the purpose of exercising such licenses and other rights in accordance with the other terms and conditions of this Agreement. The receiving party will not use, disclose, disseminate or distribute any Confidential Information or Confidential Materials for any other purpose without the prior written consent of Discloser, provided that the Licensee shall be permitted to disclose, subject to Section 5.2(b), Confidential Information and Confidential Materials to any proposed or actual Sublicensee in connection with the negotiation or performance of a Sublicense.

(b) The receiving party will protect any Confidential Information and Confidential Materials from any unauthorized use, disclosure, copying, dissemination or distribution. Without limitation of the foregoing, the receiving party will: (i) make the Confidential Information and Confidential Materials available only to those of its employees, agents, and other representatives (and in the case of Licensee, those of any proposed or actual Sublicensee) who have a need to know the same for the purpose specified in Section 5.2(a), who have been informed that the Confidential Information and Confidential Materials belong to the disclosing party and are disclosed subject to this Agreement, and who have agreed or are otherwise obligated to comply with this Agreement; (ii) not disclose the Confidential Information to any third party, except as pem1itted by Section 5.2(a); (iii) make or copy the Confidential Materials only as reasonably required for the purpose specified in Section 5.2(a); (iv) not deliver, distribute, display, demonstrate or otherwise make available the Confidential Materials to any third party except as provided in clause (i) above; (v) not reverse engineer, decompile or disassemble any computer program included in such Confidential Materials; except to the extent pem1itted by law; and (vi) not remove or obliterate markings (if any) on Confidential Information or Confidential materials indicating its proprietary or confidential nature.

(c) Notwithstanding Section 5.2(b), the receiving party may disclose or produce any Confidential Information or Confidential Materials if and to the extent required by any discovery request, subpoena, court order or governmental action, provided that, to the extent permitted by applicable law, the receiving party gives the disclosing party reasonable advance notice of the same (e.g., so as to afford the disclosing party a reasonable opportunity to appear, object and obtain a protective order or other appropriate relief regarding such disclosure).

5.3 Ownership and Rights. All Confidential Information and Confidential Materials exchanged in accordance with Section 5.2 are and remain the property of the disclosing party or its third party suppliers or licensors. Section 5.2 will not be interpreted or construed as granting any license or other right under any patent, copyright, trademark, trade-secret or other proprietary right. The receiving party will hold all Confidential Information and Confidential Materials in trust for the disclosing party and will promptly and permanently erase, destroy, or deliver them to the disclosing party upon the earlier of the disclosing party’s request or when they are no longer needed for the purpose described in Section 5.2. Upon the disclosing party’s request, the receiving party will certify in writing its permanent erasure or destruction of such Confidential Materials; provided, however, that the receiving party (i) shall be permitted to retain one (1) copy of such Confidential Materials in its archival files solely for the purposes of verifying compliance with the terms of this Agreement, and (ii) shall not be required to erase or destroy computer files stored securely by the receiving party or its Affiliates that are created during automatic system backups.

6. Representations, Warranties and Covenants

6.1 ISF1. ISF1 represents and warrants as of the Effective Date and the Agreement Date unless otherwise stated and covenants, as applicable, the following:

(a) ISF1 is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Delaware and has the requisite power to enter into and perform its obligations under this Agreement;

(b) ISF1 has the right to grant the License and Covenant hereunder;

(c) ISF1 has the right to enter into this Agreement;

(d) ISF1 is not a party to any agreements or obligations inconsistent with this Agreement and the execution, delivery, and performance of this Agreement by ISF1 will not conflict with, result in any violation of, or default under (with or without notice or lapse of time, or both), give rise to a right of termination, cancellation, or acceleration of any obligation or loss of a material benefit under, or give rise to the creation of a lien, pledge, security interest, charge, or other encumbrance on assets under (i) any provision of the governing instruments ofISF1,or (ii) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to ISF1 or its properties or assets;

(e) the execution, delivery, and performance of this Agreement have been duly and validly authorized by ISF1 and do not require the consent or approval of any person, under any agreement, license, or other document to which ISF1 is a party or by which ISF1 is bound, other than any consents or approvals, which shall have been obtained on or prior to the Effective Date in respect of the Original Agreement and the Agreement Date in respect of this Agreement;

(f) all of the Licensed Patents existing as of the Effective Date and Agreement Date have been assigned to ISF1 or will be assigned to ISF1 within three (3) months of the Closing Date.

(g) solely to the extent of ISF1’s actual knowledge as of the Effective Date, the exercise of rights in the Licensed Patents pursuant to this Agreement by Licensee will not infringe any third party Patent Rights;

(h) ISF1 shall only transfer or assign the Licensed Patents subject to the licenses and other rights granted to Licensee in this Agreement;

(i) as of the Agreement Date, there are no Exclusive Licenses granted to third parties under the Licensed Patents; and

(j) as of the Agreement Date, except for the Related Portfolios, the Licensed Patents include all Patent Rights owned or controlled by ISF1 or its Subsidiaries claiming treatments of virtual reality/ artificial sensory software or use thereof in combination with Drugs in the FOU.

6.2 Licensee. Licensee represents and warrants for itself (as of the Effective Date and Closing Date unless otherwise stated) and covenants, as applicable, the following:

(a) Licensee is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware and has the requisite power to enter into and perform its obligations under this Agreement;

(b) Licensee is not a party to any agreements or obligations inconsistent with this Agreement and the execution, delivery, and performance of this Agreement by Licensee will not conflict with, result in any violation of, or default under (with or without notice or lapse of time, or both), give rise to a right of termination, cancellation, or acceleration of any obligation or loss of a material benefit under, or give rise to the creation of a lien, pledge, security interest, charge, or other encumbrance on assets under (i) any provision of the governing instruments of Licensee or (ii) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Licensee or its properties or assets;

(c) the execution, delivery, and performance of this Agreement have been duly and validly authorized by Licensee and do not require the consent or approval of any Person, under any agreement, license, or other document to which Licensee is a party or by which Licensee is bound other than any consents or approvals, which shall have been obtained on or prior to the Effective Date in respect of the Original Agreement and the Closing Date in respect of this Agreement; and

(d) Licensee shall comply with all applicable laws and rules in exercising the rights granted to it under this Agreement.

6.3 Disclaimer of Warranties. EXCEPT FOR THE EXPRESS WARRANTIES IN SECTION 6.1 AND 6.2, THERE ARE NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, EVEN IF A PARTY HAS BEEN MADE AWARE OF THE SAME, NOR ARE THERE ANY WARRANTIES THAT THE LICENSED PATENTS AND/OR ISF COVERED PATENTS ARE OR WILL BE FREE FROM INFRINGEMENT OF PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OWNED BY THIRD PARTIES OR ANY WARRANTIES AS TO THE VALIDITY, ENFORCEABILITY OR SCOPE OF THE LICENSED PATENTS AND/OR ISF COVERED PATENTS.

7. Continuing Obligations

7.1 Marking. Licensee shall use commercially reasonable efforts to identify ISF1 as a licensor of technologies in connection with any Licensee controlled advertising, promotion, and press release relating to the Licensed Products within the FOU. Licensee shall comply with the marking provisions of 35 U.S.C. Section 287 as may be amended from time to time.

7.2 Patent Prosecution Rights. ISF1 or an ISF1 Affiliate will, at its expense, prepare, file, prosecute, and maintain the Licensed Patents in good faith taking into equal account the interests of Licensee and all other Exclusive Licensees, if any. Licensee will, without any further compensation, cooperate fully and comply with all reasonable requests made by ISF1 or its Affiliates in furtherance of filing, prosecution, or maintenance of any of the Licensed Patents. ISF1 or an ISF1 Affiliate shall give at least thirty (30) days’ prior written notice to Licensee if ISF1 or such ISF1 Affiliate has decided to abandon its preparation, filing, prosecution or maintenance of any Licensed Patents or any claim thereof (“Abandoned Patent Rights”). In the event that ISF1 or an ISF1 Affiliate decides to abandon such Abandoned Patent Rights and either there are no Exclusive Licensees of such Abandoned Patent Rights or the claims of such Abandoned Patent Rights are limited to subject matter that is within the Field of Use, Licensee shall have the right, but not the obligation, at Licensee’s discretion, either to (i) assume the costs of ISF1 or its Affiliate continuing prosecution and maintenance of such Abandoned Patent Rights ifISF1 or its Affiliate is willing to so continue, or (ii) assume direct control of the preparation, filing, prosecution and maintenance of such Abandoned Patent Rights, at Licensee’s sole expense. If there is any other Exclusive Licensee of the Abandoned Patent Rights, ISF1 may require any claims that constitute Abandoned Patent Rights to be prosecuted by Licensee to be limited to subject matter that is within the Field of Use given the subject matter of the patent application and any licensing obligations ISF1 may have to other parties, by means of filing one or more continuation applications or other means reasonably acceptable to ISF1’s patent counsel. Subject to the foregoing, ISF1 will have no further obligation under this Section 7.2 or other provisions of this Agreement with regard to the Abandoned Patent

Rights. Any Sublicense granted by Licensee with respect to any Abandoned Patent Rights by ISF1 or an ISF1 Affiliate is not subject to termination or alteration provided such Sublicense was granted prior to any abandonment. For clarity, this Section 7.2 does not apply to any Licensed Patents that are the subject of an infringement action or validity defense that is subject to Section 7.5.

7.3 Additional Patent Applications. ISF1 will cooperate with Licensee to pursue reasonable additional patent applications directed to the areas listed in Exhibit D, provided that such additional patent applications claim priority, directly or indirectly, from at least one Licensed Patent and do not claim new subject matter not disclosed therein resulting in a different effective filing date for any claimed subject matter incorporated in such additional patent applications.

7.4 Patent Office and Other Similar Proceedings. ISF1 or an ISF1 Affiliate will promptly inform Licensee upon becoming aware of any request for, filing or institution of any proceeding before a patent office, administrative body, or court (to the extent that the court proceeding is initiated as an appeal from the decision of the patent office or other administrative body), seeking to protest, oppose, cancel, re-examine, declare an interference proceeding, or initiate any other proceeding affecting the scope, ownership, validity, or term of any of the Licensed Patents (“Proceeding”). ISF1 or an ISF1 Affiliate will have the right, at ISF1’s or such Affiliate’s discretion, to conduct or defend such Proceeding at its sole expense. Licensee will, without any further compensation, cooperate with any and all reasonable requests by ISF1 or such ISF1 Affiliate relating to any such proceeding including requests to appoint ISF1 or an ISF1 Affiliate, as its authorized representative for the purpose of conducting and defending any such Proceeding in consultation with Licensee in the FOU. In the event that ISF1 wishes to abandon the conduct or defense of such Proceeding, and there are no other Exclusive Licensees, and the Licensed Patents or claims thereof are limited to subject matter that is within the Field of Use, Licensee shall have the right, but not the obligation, at Licensee’s discretion, either to (i) assume the costs of ISF1 or its Affiliate continuing to conduct or defend such Proceeding, ifISF1 or its Affiliate is willing to so continue, or (ii) assume direct control and defense of such Proceeding, at Licensee’s sole expense For clarity, no infringement actions or validity defenses subject to Section 7.5 are subject to this Section 7.4.

7.5 Enforcement and Defense. Each party will promptly give the other party notice upon becoming aware of any instance of infringement of any Licensed Patents in the FOU (“Notice of Infringement”). If the infringing activity is solely within the FOU and there are no Exclusive Licensees of the infringed Licensed Patents, Licensee shall have the first right, at its discretion, but not the obligation, to initiate, direct and settle any infringement action or validity defense relating to such infringement of the Licensed Patents (“Litigation”), at its own expense and by counsel of its own choice, and ISF1 shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. IfISF1 does not elect to be represented in such Litigation, Licensee shall reimburse ISF1 for all reasonable and customary costs and expenses incurred by ISF1 in cooperating with any reasonable requests made by Licensee including being joined to the Litigation proceeding. In all other cases of infringement of the Licensed Patents, ISF1 shall have the first right, at its discretion, but not the obligation, to initiate, direct and settle any Litigation, provided that any settlement agreement granting rights under the Licensed Patents within the FOU requires Licensee’s prior written consent (not to be unreasonably withheld, delayed or conditioned by Licensee), and, to the extent such infringement is in the FOU, Licensee shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. All Litigation by either party under this Section 7.5 shall be subject to the following:

(a) The party having the first right to initiate, direct and settle any Litigation with respect to infringement of the Licensed Patents under this Section 7.5 (the “First Right Party”) will provide the other party with written notice as to whether or not it intends to initiate such Litigation (“Initiation Notice”) within ninety (90) days following Notice of Infringement, and, if ISF1 is the First Right Party, that Initiation Notice will include ISF1’s good faith estimate of the expense of such Litigation.

(b) If Licensee is the First Right Party with respect to any infringement of the Licensed Patents, and Licensee either notifies ISF1 within such 90-day period that Licensee does not intend to initiate Litigation with respect to such infringement, or Licensee fails to provide any Initiation Notice to ISF1 within such 90-day period, then ISF1 shall have the right, at its discretion, but not the obligation, to initiate, direct and settle Litigation with respect to such infringement at ISP1’s expense, provided that any settlement agreement granting rights under the Licensed Patents within the FOU requires Licensee’s prior written consent (not to be unreasonably withheld, delayed or conditioned by Licensee), and Licensee shall not share in any recovery from such Litigation.

(c) If (A) ISF1 is the First Right Party with respect to any infringement of the Licensed Patents, (B) the infringing activity is both within and outside of the FOU, and (C) ISF1’s Initiation Notice specifies that ISF1 intends to initiate Litigation, then, except as set forth in Section 7.5(d), such expenses shall be equitably allocated among such fields of use outside of the FOU and the FOU, by reasonable agreement between ISF1, all Exclusive Licensees and Licensee (“Expense Allocation”). If ISF1, any Exclusive Licensee and Licensee are unable to reach agreement concerning the Expense Allocation within thirty (30) days of the Initiation Notice, ISF1 shall reasonably and in good faith allocate such expenses equitably taking into equal account the reasonable interests of Licensee, each Exclusive Licensee and ISF1, provided that in no event shall Licensee’s Expense Allocation exceed 75% without the express written consent of Licensee. If Licensee agrees in writing to pay its share of the expenses as allocated in this Section 7.5(c) within forty (40) days of the Initiation Notice, ISF1 will permit Licensee to defer reimbursement for the Licensee’s allocation of expenses. Subject to Section 7.5(f), in no event may such deferment be later than sixty (60) days after the final adjudication, entry of a settlement agreement or dismissal of the Litigation. In addition, if the actual expenses of such Litigation exceed [***] of ISF1’s good faith estimate of such expenses as set forth in its Initiation Notice, Licensee shall not be obligated to pay more than its Expense Allocation on [***] of ISF1’s good faith estimate.

(d) IfISF1 is the First Right Party and Licensee gives notice to ISF1 within forty (40) days of the Initiation Notice that Licensee declines to fund Licensee’s allocated share of expenses of the Litigation, then (i) Licensee will not be obligated to pay the expenses of such Litigation, and (ii) Licensee shall not share in any recovery.

(e) If ISF1 is the First Right Party, ISF1 will carry out its obligations under the preceding portions of this Section 7.5 in an efficient and cost-effective manner. Licensee will, without any further compensation but with its reasonable out-of-pocket expenses reimbursed (except as set forth in Section 7.5(f)), cooperate fully with any and all reasonable requests by ISF1 relating to any such Litigation including being joined in any such Litigation proceeding. If ISF1 elects not to initiate, or after initiation elects not to continue, Litigation proceedings in respect of an allegation of infringement or to conduct a defense in respect of a Licensed Patent’s validity or enforceability, ISF1 will, within a reasonable period of time following its decision, inform Licensee of its election. Thereafter, if Licensee elects to have the right, at its own expense to initiate, conduct or settle such action or conduct such defense, it shall inform ISF1 of the same by written notice provided, however, that Licensee shall not have such rights unless and until consented to by ISF1 and all other Exclusive Licensees, if any, in writing.

(f) Any money recovered by Licensee as a result of any Litigation under this Section 7.5 with respect to which it is the First Right Party, or with respect to which ISF1 was the First Right Party but elected not to initiate or continue Litigation, will be distributed first to reimburse Licensee’s and ISF1’s direct, reasonable, documented expenses actually incurred (and not previously reimbursed), and then any remaining balance shall be allocated to Licensee and be treated as Net Revenue for purposes of Section 4.1a in the quarter in which it is received. Any money recovered by ISF1 as a result of any Litigation under this Section 7.5 which Licensee helps to fund will be distributed first to reimburse ISF1’s, Licensee’s and any other Exclusive Licensee’s direct, reasonable, documented expenses actually incurred (although ISF1 will not receive reimbursement under this sentence of any such expenses already reimbursed to ISF1 by Licensee pursuant to this Section 7.5), and then any remaining balance shall be allocated pro rata to ISF1, Licensee and any other participating Exclusive Licensee in the same proportion as such entity’s contribution to the aggregate expenses of bringing and conducting the proceeding and settlement under this Section 7.5.

7.6 Indemnification.

(a) Licensee will defend, indemnify and hold harmless the ISF1 Indemnitees against any and all Claims, based upon any theory of liability (including warranty, strict liability, negligence or tort, and regardless of any factual basis), arising out of the exercise of the License or any other rights granted under this Agreement with respect to the Licensed Patents or ISF Covered Patents by Licensee, any Sublicensee or any Authorized Sublicensee, except arising from ISF1 Indemnitees’ willful misconduct or gross negligence or breach of representations, warranties or agreements hereunder, all subject to the following:

(1) ISF1 Indemnitees will give Licensee written notice of the Claim, which any ISF1 Indemnitee desires Licensee to defend, indemnify and hold harmless under this Agreement promptly after any ISF1 Indemnitee receives notice thereof along with sufficient information for Licensee to identify the Claim. ISF1 Indemnitees will cooperate and provide such assistance (including testimony and access to documentation within the possession or control of any ISF1 Indemnitee) as Licensee may reasonably request in connection with Licensee’s defense, settlement and satisfaction of the Claim; provided that Licensee will pay or reimburse all of the costs and expenses reasonably incurred by ISF1 Indemnitees to provide any such cooperation and assistance in accordance with Licensee’s request.

(2) As part of Licensee’s obligation to defend, indemnify and hold harmless ISF1 Indemnitees, Licensee will pay any and all (i) costs and expenses reasonably incurred by Licensee in connection with the defense, settlement or satisfaction of any Claim (including any amounts agreed to by Licensee in settlement of the Claim) and (ii) amounts required by any judgment or order of any court to be paid by ISF1 Indemnitees as damages or other relief based upon the Claim; provided that ISF1 Indemnitees have complied with their obligations under Section 7.6(a)(l) with respect to the Claim.

(b) ISF1 will defend, indemnify and hold harmless the Licensee Indemnitees against any and all Claims arising from a breach of the representations and warranties made by ISF1 to Licensee pursuant to Section 6.1, except arising from Licensee Indemnitees’ willful misconduct or gross negligence or breach of representations, warranties or agreements hereunder, subject to the following:

(I) Licensee Indemnitees will give ISF1 written notice of the Claim which any Licensee Indemnitee desires ISF1 to defend, indemnify and hold harmless under this Agreement promptly after any Licensee Indemnitee receive notice thereof along with sufficient information for ISF1 to identify the Claim. Licensee Indemnitees will cooperate and provide such assistance (including testimony and access to documentation within the possession or control of any Licensee Indemnitee) as ISF1 may reasonably request in connection with ISF1’s defense, settlement and satisfaction of the Claim; provided that ISF1 will pay or reimburse all of the costs and expenses reasonably incurred by Licensee Indemnitees to provide any such cooperation and assistance in accordance with ISF1’s request.

(2) As part of ISF1’s obligation to defend, indemnify, and hold harmless Licensee Indemnitees, ISF1 will pay any and all (i) costs and expenses reasonably incurred by ISF1 in connection with the defense, settlement, or satisfaction of the Claim (including any amounts agreed to by ISF1 in settlement of the Claim) and (ii) an1ounts required by any judgment or order of any court to be paid by Licensee Indemnitees as damages or other relief based upon the Claim; provided that Licensee Indemnitees have complied with their obligations 1mder Section 7.6(b)(l) with respect to the Claim.

(3) In no event will ISF1 be required to pay an aggregate amount under Section 7.6(b)(2) exceeding the sum of (i) the fair market value ofISF1’s equity in Licensee (as-converted, fully-diluted) at the time such liability must be satISF1ed, and (ii) the total amounts paid by Licensee to ISF1 pursuant to Section 4 up to the date such liability must be satisfied.

7.7 Notice of Failure to Operate. Licensee shall promptly notify ISF1 in writing if Licensee’s activities, including but not limited to decisions of Licensee’s directors, officers or other agents, or lack thereof, would constitute or give rise to a Failure to Operate by Licensee. Failure to provide prompt notice to ISF1 under this Section 7.7 shall constitute a material breach of the Agreement

8. Term and Termination

8.1 Term.

(a) The Parties agree that upon close of the first to occur of the Debt Financing or the First Priced Round (“Closing Date”), the Original Agreement will hereby terminate effective immediately and without further notice by either party; provided that each party will cooperate upon request of the other party to separately document the agreement under this Section 8.l(a) to terminate the Original Agreement. Licensee agrees to notify ISF1 in writing upon the closing of each of the Debt Financing and the First Priced Round.

(b) The term of the License will commence on the Closing Date and, subject to earlier termination pursuant to Sections 8.2, 8.3 or 8.6 through 8.8, shall continue in effect until no Valid Claim of the Licensed Patents exists (“Term”).

8.2 Automatic Termination. This Agreement and all rights granted to Licensee hereunder will terminate immediately and automatically and without notice if:

(i) a voluntary insolvency (including without limitation the sale of all or substantially all of Licensee’s assets), receivership, or bankruptcy proceeding is instituted in respect of Licensee;

(ii) an involuntary insolvency, receivership, or bankruptcy proceeding is instituted against Licensee which has not been dismissed within 120 days;

(iii) Licensee (or anyone acting on its behalf or in concert with it) takes any of the following steps in furtherance of any of the foregoing actions or inactions in (i) or (ii),

(1) in connection with a voluntary insolvency, receivership or bankruptcy, the adoption by Licensee’s board of directors of a resolution authorizing the filing or commencement of such proceeding, or the board’s or Licensee officer’s or agent’s instruction to Licensee’s legal counsel to commence such proceeding or preparation of material required for the commencement of such proceeding for the primary purpose of commencing such proceeding, or

(2) in connection with an involuntary insolvency, receivership or bankruptcy proceeding, Licensee through its officers or agents including without limitation any director of Licensee or any executive having the authority to act on behalf of Licensee

(a)	takes any step to instigate the commencement of such involuntary proceeding,

(b)

agrees to not contest such proceeding, (c) acquiesces, pre-agrees, or consents to such involuntary proceeding, or (c) agrees to not contest the entry of an order for relief or equivalent in such proceeding; or

(iv) The Debt Financing or First Priced Round is not closed within one (1) year from the Agreement Date.

8.3 Other Termination Events. The License will also terminate in accordance with the following:

(i) Licensee fails to meet its financial obligations as they become due or to conduct business in the ordinary course and is unable to cure such failures within ninety (90) days of notice from ISF1;

(ii) Licensee fails to pay any amounts due or any other consideration under this Agreement, which breach is not cured within thirty (30) days after written notice thereof from ISF1;

(iii) either party materially breaches this Agreement (other than a material breach subject to Section 8.3(ii)), which breach is not cured within sixty (60) days after written notice thereof;

(iv) upon a Failure to Operate by Licensee within the FOU as set forth in Section 8.8 provided that Licensee is unable to resume operations or otherwise cure any such Failure to Operate within sixty (60) days of notice either (i) to ISF1 of Licensee’s Failure to Operate provided pursuant to Section 7.7, or (ii) to Licensee in accordance with Section 8.8; or

(v) ninety (90) days after ISF1 receives a notice of termination in writing from Licensee.

8.4 Effect of Termination. Sections 1, 2.5 and 3; 4.1 through 4.5 and 4.7 (to the extent Royalties have accrued prior to termination); 4.6, 4.8, and 5; 7.5 (for pending infringement actions); and 7.6, 8.4, 9 and 11, will survive termination of the Agreement. This license will constitute an “intellectual property” license for purposes of Section 365(11) of the U.S. Bankruptcy Code.

8.5 Termination of the Covenant. Licensee may terminate the Covenant at any time, with thirty (30) days written notice to ISF1. Upon termination of the Covenant, all other terms and conditions of this Agreement shall remain in effect except that Licensee will have no further obligation to pay the Covenant Fee as set forth in Section 4.9. Licensee will not be entitled to any refund of any portion of the Covenant Fee that was paid and shall be obligated to pay any amount accrued as of the date the Covenant terminates.

8.6 Patent Challenge. If Licensee or its Affiliates challenges the validity, enforceability, or scope of any claim of a Licensed Patent or an ISF Covered Patent (including, without limitation, any litigation, reexamination, interference proceeding or other post-grant challenge) (each a

“Challenge”) for any reason, this Agreement and the Licenses, Covenant and any other rights granted hereunder will terminate immediately and without notice. If Licensee or its Affiliate asserting the Challenge does not prevail, Licensee or its Affiliate will reimburse ISF1 for costs and expenses associated with defending such Challenge.

8.7 [Intentionally omitted]

8.8 Termination for Failure to Operate in the FOU.

(i) “Failure to Operate” shall mean either:

(a) both (x) failure to introduce a Licensed Product or a Revenue Product in the FOU within three (3) years from the Effective Date, subject to tolling in respect of regulatory delays outside of Licensee’s control, and (y) failure to form at least one revenue generating partnership in the FOU at least three (3) years from the Effective Date; or

(b) a failure to continue to operate in the FOU for a period of more than one (1) year, subject to tolling in respect of regulatory delays outside of Licensee’s control, after both conditions set forth in Section 8.8(i)(a) are fully satisfied.

(ii) In the event of a Failure to Operate pursuant to Section 8.8(i), and subject to Section 8.9 hereof, this Agreement and all licenses and other rights granted under the Agreement shall terminate pursuant to Section 8.3(iv).

8.9 Disputes regarding Termination. Any dispute between ISF1 or its Affiliates and Licensee or its Affiliates regarding any termination or effect thereof under this Section 8 shall be subject to the dispute resolution procedures of Section 11.5.

9. Limitation of Liability; Damages. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR INDIRECT DAMAGES, INCLUDING ANY LOST PROFITS OR OTHER INCIDENTAL OR CONSEQUENTIAL, EXEMPLARY OR SPECIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY ARISING OUT OF THIS AGREEMENT, INCLUDING THE USE OR INABILITY TO USE ANY LICENSED PATENT, ISF COVERED PATENT, OR LICENSED PRODUCT, EVEN IF SUCH PARTY OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT,

(a) EXCEPT AS SET FORTH IN SECTION 7.6(b), ISF1’S AGGREGATE LIABILITY FOR CLAIMS ARISING UNDER THIS AGREEMENT WILL NOT EXCEED THE FAIR MARKET VALUE OF ISF1’S EQUITY IN LICENSEE (AS-CONVERTED, FULLY-DILUTED) AT THE TIME SUCH LIABILITY MUST BE SATISF1ED (WHICH LIABILITY MAY BE SATISF1ED BY ISF1 SURRENDERING ITS EQUITY IN LICENSEE OR BY PAYINGTHEFAIRMARKETVALUE THEREOF IN CASH, AT ISF1’S ELECTION), AND

(b) EXCEPT AS SET FORTH IN SECTION 7.6(a), LICENSEE’S AGGREGATE LIABILITY UNDER THIS AGREEMENT WITH REGARD TO CLAIMS ASSERTED BY ISF1 AGAINST LICENSEE WILL NOT EXCEED THE FAIR MARKET VALUE OF ISF1’S EQUITY IN LICENSEE (AS-CONVERTED, FULLY-DILUTED) AT THE TIME SUCH LIABILITY MUST BE SATISF1ED.

10.	Assignment.

(a) By Licensee. Licensee may assign this Agreement to an Affiliate or successor or assign of all or substantially all of the assets of Licensee’s business relating to this Agreement provided that Licensee provides ISF1 notice in writing prior to such assignment and no later than is reasonably feasible under the circumstances. Except for an assignment pursuant to the first sentence of this Section l0(a), Licensee may not assign, or partially assign, this Agreement or its rights or License under this Agreement without the prior written permission of ISF1. For the avoidance of doubt, Licensee’s ability to sublicense pursuant to Section 2.2 does not affect the foregoing restrictions on assignment.

(b) By ISF1. Nothing in this Agreement will prohibit or otherwise restrict the ability ofISF1 to sell, assign, transfer, or otherwise convey this Agreement or any rights in the Licensed Patents to third parties, provided that any such action by ISF1 will be subject to the License and other rights granted to Licensee under this Agreement.

(c) Binding on Permitted Successors. Subject to the restrictions on assignment, this Agreement will be fully binding upon the parties and their respective permitted successors and assigns.

11.	Miscellaneous.

11.1 Construction. All parties to this Agreement have cooperated in the drafting and preparation of this Agreement. This Agreement will be interpreted in accordance with its terms and without any strict construction in favor of or against either Party based on draftsmanship of the Agreement or otherwise. If a dispute arises as to the meaning or intent of any word or provision of this Agreement, then the court or person attempting to resolve the dispute shall not construe or interpret the word or provision against any party. Terms defined in a given number, tense, or form shall have the corresponding meaning when used in this Agreement with initial capitals in another number, tense, or form. “Includes” or “including” shall not be deemed limited by the specific enumeration of items, but shall be deemed without limitation. The term “or” is not exclusive. Unless the context clearly intends to the contrary, words singular or plural in number shall be deemed to include the other and pronouns having a masculine or feminine gender shall be deemed to include the other.

11.2 Headings. The headings and captions used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

11.3 Force Majeure. No party will be liable for any nonperformance under this Agreement due to causes beyond its reasonable control that could not have been reasonably anticipated by the non-performing Party and that cannot be reasonably avoided or overcome.

11.4 Independent Parties. None of the provisions of this Agreement will be deemed to constitute a partnership, joint venture, or any other such relationship between the parties. No party will have any authority to bind the other in any manner as a result of any provision of this Agreement. No party will have or hold itself out as having any right, authority or agency to act on behalf of the other party in any capacity or in any manner as a result of this Agreement, except as may be specifically authorized in this Agreement.

11.5 Applicable Law and Venue. The validity, construction and performance of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflict of laws. Each Party hereto irrevocably consents to binding arbitration in a neutral jurisdiction in com1ection with any matter based upon or arising out of this Agreement or the matters contemplated herein.

11.6 Attorneys’ Fees. If any action shall be brought on account of any breach of this Agreement or to enforce or interpret any of the terms, covenants or conditions of this Agreement, the prevailing party will be entitled to recover from the other party its reasonable attorneys’ fees and costs, as determined by the court hearing the action.

11.7 Severability. If any provision of this Agreement is found to be illegal, invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired, unless continued enforcement of the provisions frustrates the intent of the parties.

11.8 No Waiver. No delay or failure by any party in exercising any right under this Agreement, and no partial or single failure to exercise of that right, will constitute a waiver of that or any other right. Failure to enforce any right under this Agreement will not be deemed a waiver of future enforcement of that or any other right.

11.9 Counterparts. This Agreement may be executed in any number of counterparts by the different parties in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same instrument.

11.10 Notices. Any notices, requests, demands or other communications required or permitted to be sent in writing hereunder shall be delivered personally, sent by overnight or international courier, or mailed by registered or certified mail, return receipt requested, to the following addresses, and shall be effective as of the date received if received by the notified party before 4:00 p.m. on a Business Day or otherwise as of the next Business Day, provided that the date received shall be deemed to be the date shown by the delivery log of an overnight or international courier service or the date of delivery shown on a return receipt for registered or certified mail, and “Business Day” shall mean each of the days Monday through Friday except not including U.S. Federal Holidays.

If to ISF1 to:

Intellectual Ventures Management, LLC

3150 39th Ave. SE, Building 4

Bellevue, WA 98005

Attention: [***]

If to Licensee to:

Pear Therapeutics, Inc.

55 Temple Place, Floor 3

Boston, MA 02111

Attention: Corey McCann

11.11 Complete Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter addressed herein, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, between the parties or any of their Affiliates regarding such subject matter. No amendment to or modification of this Agreement will be binding unless in writing and signed by a duly authorized representative of each of the parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed the Agreement effective as of the Agreement Date.

PEAR THERAPEUTICS, INC.		THE INVENTION SCIENCE FUND I, L.L.C.

By:	/s/ Corey McCann	By:	/s/ Clarence Tegreene
Name: Corey McCann Title: Chief Executive Officer Date: 2/13/2015		Name: Clarence Tegreene Title: EVP Date: 2/6/2015

EXHIBIT A

[Intentionally Omitted]

EXHIBIT B

Licensed Patents

1. 7974ZfP us Health /SF001 MEDICAL Virtual Reality Combination Medicine + Combination treatment Granted TREATMENTS Treatment Virtual Experience AlterationMethods And Systems . 2 7801686 us- Health /SF001 MEDICAL Virtual Reality Combination Medicine + Combination Granted TREATMENTS Treatment Virtual Experience Treatment Alteration Methods And Systems Health ISF001 MEDICAL Virtual Reality Combination Medicine + Combination Treatment 3. US20090271375 lib TREATMENTS Treatment Virtual Experience Selection Methods And Systems Health ISF001 MEDICAL Virtual Reality Combination Medicine + Combination Treatment Treatment Virtual Experience Selection Methods and Systems s. US2009027l_Q08 Health ISF001 MEDICAL Virtual Reality Combination Treatment Treatment Virtual Experience Modification Methods And Systems 6. llb Health ISF001 MEDICAL Virtual Reality Combination Treatment Treatment Virtual Experience Modification Methods and Systems 7. l,.)_520090269329 llb Health ISF001 MEDICAL Virtual Reality Combination Medicine + Combination Therapeutic TREATMENTS Treatment Virtual Experience Products And Systems 8. l,l_S_20090271217 lb Health ISF001 MEDICAL Virtual Reality Combination Medicine + Side Effect Ameliorating TREATMENTS Treatment Virtual Experience Combination Therapeutic

Page 1 of Exhibit B

Products and Systems
9.	US20090271011	•b Pub	Health	ISF001	MEDICAL TREATMENTS	Virtual Reality Treatment	Combination Medicine + Virtual Experience	Methods And Systems For Monitoring Bioactive Agent Use
10.	1,JS20090271120	Pub	'1ealth	ISF001	MEDICAL TREATMENTS	Virtual Reality Treatment	Combination Medicine + Virtual Experience	Methods And Systems For Monitoring Bioactive Agent Use
11.	US2009_Q:2_7J347	Pub	Health	ISF001	MEDICAL TREATMENTS	Virtual Reality **Treatment**	Combination Medicine + Virtual Experience	· Methods And Systems For Monitoring Bioactive Agent Use
12.	US2Q100280332	Pub	Health	ISF001	MEDICAL TREATMENTS	Virtual Reality Treatment	Combination Medicine + Virtual Experience	Methods And Systems **For Monitoring Bioactive** Agent Use
13.	US2009026775_$	IID I ul	Health	ISF001	TREATMENTS MEDICAL	Treatment Virtual Reality	**Virtual Exeerience** Combination Medicine +	Systems And Apparatus - **For Measuring A** Bioactive Agent Effect
14.	US20090270693	Pub	Health	ISF001	MEDICAL TREATMENTS	Virtual Reality Treatment	Combination Medicine + **Virtual Experience**	Methods And Systems For Modifying Bioactive Agent Use
15.	US2009027121;,_	Pub	Health	ISF001	MEDICAL TREATMENTS	Virtual Reality Treatment	**Combination Medicine** + Virtual Experience	Methods And Systems For Modifying Bioactive Agent Use
16.	US20090271121	Pub	Health	ISF001	MEDICAL TREATMENTS	Virtual Reality Treatment	Combination Medicine + Virtual Experience	Methods And Systems For Detecting A Bioactive Agent Effect
17.	US20090270694	Pub	Health	ISF001	MEDICAL TREATMENTS	Virtual Reality Treatment	**Combin8tion Medicine** + Virtual Experience	Methods And Systems For Detecting A Bioactive Agent Effect

Products and Systems 9. US20090271011 Pub Health ISF001 MEDICAL Virtual Reality Combination Medicine + Methods And Systems TREATMENTS Treatment Virtual Experience For Monitoring Bioactive Agent Use 10. l,JS20090271120 llll Methods And Systems For Monitoring Bioactive MEDICAL Virtual Reality Combination Medicine + Agent Use ‘1ealth ISF001 TREATMENTS Treatment Virtual Experience 11. US2009_Q:2_7J347 · Methods And Systems For Monitoring Bioactive MEDICAL Virtual Reality Combination Medicine + Agent Use Health ISF001 TREATMENTS Treatment Virtual Experience US2Q100280332 12. Methods And Systems For Monitoring Bioactive MEDICAL Virtual Reality Combination Medicine + Agent Use Health ISF001 Treatment Virtual Experience 13. US2009026775_$ lib Systems And Apparatus - ISF001 TREATMENTS For Measuring A ilJ Health Treatment Virtual Exeerience MEDICAL Virtual Reality Combination Medicine + Bioactive Agent Effect 14. US20090270693 Methods And Systems For Modifying Bioactive MEDICAL Virtual Reality Combination Medicine + Agent Use Health ISF001 TREATMENTS Treatment Virtual Experience 15. U52009027121;,_ Methods And Systems For Modifying Bioactive MEDICAL Virtual Reality Combination Medicine + Agent Use ilJ Health ISF001 TREATMENTS Treatment Virtual Experience 16. US20090271121 Methods And Systems For Detecting A Bioactive MEDICAL Virtual Reality Combination Medicine + Agent Effect Health ISF001 TREATMENTS Treatment Virtual Experience 17. US20090270694 Methods And Systems For Detecting A Bioactive MEDICAL Virtual Reality Combin8tion Medicine + Agent Effect Health ISF001 TREATMENTS Treatment Virtual Experience

Page 2 of Exhibit B

18. US20100041964	Pub [redacted]	Health	ISF001	MEDICAL TREATMENTS	Virtual Reality Treatment	Combination Medicine + Virtual Experience	Methods And Systems For Monitoring And Modifying A Combination Treatment
19. US20100030089	Pub [redacted]	Health	ISF001	MEDICAL TREATMENTS	Virtual Reality Treatment	**Combination Medicine** + Virtual Experience	Methods And Systems For Monitoring And Modifying A Combination Treatment
20. US20090271122	Pub [redacted]	Health	ISF001	MEDICAL TREATMENTS	Virtual Reality Treatment	Combination Medicine + Virtual Experience	Methods And Systems For Monitoring And Modifying A Combination Treatment
21. US20090270688	Pub [redacted]	Health	ISF001	MEDICAL TREATMENTS	Virtual Reality Treatment	Combination Medicine + **Virtual Experience**	Methods And Systems For Monitoring And Modifying A Combination Treatment
22. US20090271219	Pub [redacted]	Health	ISF001	MEDICAL TREATMENTS	Virtual Reality Treatment	**Combin8tion Medicine** + Virtual Experience	Methods And Systems For Presenting A Combination Treatment
23. US20090270786	Pub [redacted]	Health	ISF001	MEDICAL TREATMENTS	Virtual Reality Treatment.	Combination Medicine + Virtual Experience	Methods And Systems For Presenting A Combination Treatment
24. US20090319301	Pub [redacted]	Health	ISF001	MEDICAL TREATMENTS	Virtual Reality Treatment	Combination Medicine + Virtual Experience	Methods And Systems For Presenting A Combination Treatment
25. US20130289360	Pub [redacted]	Health	ISF001	MEDICAL TREATMENTS	Virtual Reality Treatment	Combination Medicine + Virtual Experience	Methods And Systems For Modifying Bioactive Agent Use
26. US2009D292676	PUb [redacted]	Health	ISF001	MEDICAL TREATMENTS	Virtual Reality Treatment	Combination Medicine + Virtual Experience	Combination Treatment Selection Methods and Systems

18. US20100041964 lib Methods And Systems For Monitoring And Modifying A Combination MEDICAL Virtual Reality Combination Medicine + Treatment Health ISF001 TREATMENTS Treatment Virtual Experience 19. US20100030089 Methods And Systems ·· For Monitoring And Modifying A Combination MEDICAL Virtual Reality Treatment Health ISF001 Treatment Virtual Experience Methods And Systems For Monitoring And_ Modifying A Combination MEDICAL Virtual Reality Combination Medicine + Treatment Health ISF001 TREATMENTS Treatment Virtual Experience Methods And Systems For Monitoring And Modifying A Combination MEDICAL Virtual Reality Combination Medicine + Treatment Health ISF001 TREATMENTS Treatment Virtual Experience 22. US20090271219 Methods And Systems ·· For Presenting A MEDICAL Virtual Reality Combin8tion Medicine + Combination Treatment Health ISF001 TREATMENTS Treatment Virtual Experience 23. US20090270786 Methods And Systems ·· For Presenting A MEDICAL Virtual Reality Combination Medicine + Combination Treatment Health ISF001 TREATMENTS Treatment. Virtual Experience 24. US20090319301 Methods And Systems ·· For Presenting A MEDICAL Virtual Reality Combination Medicine + Combination Treatment Health ISF001 TREATMENTS Treatment Virtual Experience 2S. US20130289360 Methods And Systems ·· For Modifying Bioactive MEDICAL Virtual Reality Combination Medicine + Agent Use Health ISF001 TREATMENTS Treatment Virtual Experience Combination Treatment Selection Methods and MEDICAL Virtual Reality Combination Medicine + Systems Health ISF001 TREATMENTS Treatment Virtual Experience

Page 3 of Exhibit B

EXHIBIT C

Encumbrances

[***]

Page 1 of Exhibit C

EXHIBIT D

Areas for Additional Patent Coverage

[***]

Page 1 of Exhibit D

EXHIBIT E

Patent Rights Subject to Part 3 of the Definition of ISF Excluded Patents

[***]

Page 1 of Exhibit E

EXHIBIT F

Related Portfolios

[***]

Page 1 of Exhibit F